N E W S R E L E A S E

Investors:	Brett Manderfeld	John Penshorn	Media:	Don Nathan	Tyler Mason
	Vice President	Senior Vice President		Senior Vice President	Vice President
	952-936-7216	952-936-7214		952-936-1885	714-299-5730

(For Immediate Release)

UNITEDHEALTH GROUP REPORTS SECOND QUARTER RESULTS

•	Quarterly Revenues Exceeded $30 Billion, Increasing 12% Year-Over-Year

•	UnitedHealthcare Grew to Serve 3 Million More People; Served 45 Million in the Second Quarter

•	Optum Revenues of $8.8 Billion Grew 21%; Optum Operating Earnings Grew 68% Year-Over-Year

•	UnitedHealth Group Net Earnings of $1.40 Per Share Increased 10% Year-Over-Year

MINNETONKA, Minn. (July 18, 2013) - UnitedHealth Group (NYSE: UNH) today reported second quarter results, highlighted by consistent enrollment growth in each of UnitedHealthcare's benefits businesses combined with well-diversified revenue growth and margin expansion at Optum. Overall results were strong across the enterprise.

The Company affirmed its projections for 2013 revenues of approximately $122 billion and cash flows from operations in a range of $7.2 billion to $7.6 billion, and tightened its outlook for full year 2013 net earnings to a range of $5.35 to $5.50 per share.

“First half 2013 results reflect well-diversified growth and steadily strengthening performance across both our health benefits and health services businesses,” said Stephen J. Hemsley, president and chief executive officer of UnitedHealth Group.

Quarterly Financial Performance
	Three Months Ended
	June 30,	June 30,	March 31,
	2013	2012	2013
Revenues	$30.4 billion	$27.3 billion	$30.3 billion
Earnings From Operations	$2.4 billion	$2.2 billion	$2.1 billion
Net Margin	4.7%	4.9%	4.1%

•
UnitedHealth Group's consolidated second quarter 2013 revenues of $30.4 billion increased $3.1 billion year-over-year, lifting the year-over-year revenue growth rate to 12 percent and the year-to-date rate to 11 percent. Optum's revenue growth rates of 21 percent in the second quarter and 18 percent year-to-date reflected double digit percentage growth rates at each of its three major businesses. UnitedHealthcare's 2013 year-to-date 10 percent organic enrollment growth - more than 4 million people - was driven by performance across all major market categories: commercial, Medicare, Medicaid and international.

•	Second quarter 2013 earnings from operations were $2.4 billion and net earnings were $1.4 billion or $1.40 per share, compared to $1.27 per share in second quarter 2012.

•
The consolidated medical care ratio increased 20 basis points year-over-year to 81.5 percent in the second quarter of 2013, reflecting the higher revenue growth rate in governmental benefit program offerings. Favorable reserve development was $310 million in the quarter, including $120 million related to 2012 medical costs, compared to a total of $210 million in favorable development for the second quarter of 2012, which included $90 million related to previous years' costs.

•
Unprecedented levels of fee-based membership growth and services business growth and a greater mix of international business produced a 90 basis point year-over-year increase in the operating cost ratio to 15.9 percent in the second quarter of 2013.

•
Second quarter 2013 cash flows from operations of nearly $1.5 billion increased $129 million from second quarter 2012 cash flows from operations of more than $1.3 billion[1], as adjusted to exclude out-of-period government payment receipts. These early payments did not recur in second quarter 2013.

_____________________________

1Adjusted numbers are non-GAAP financial measures. GAAP cash flows from operations of $2.2 billion for second quarter 2012 do not reflect the $2.5 billion monthly premium payment for April received in March from the Centers for Medicare and Medicaid Services (CMS) and do include a $2.7 billion monthly payment for July that was received in June. The June 2012 GAAP cash flows from operations also included $0.6 billion in additional early government payment receipts. Cash flows from operations have been adjusted to report CMS payments in the quarter to which they relate.

UnitedHealth Group Results - Continued

•	The second quarter income tax rate of 35.5 percent was stable year-over-year. Second half 2013 income tax rates are estimated to be in the range of 36.5 percent to 36.75 percent.

•
Second quarter days claims payable of 49 days increased one day year-over-year. Days sales outstanding in accounts receivable of 11 days at June 30, 2013 reflected a two-day seasonal increase in government receivables.

•
UnitedHealth Group's June 30, 2013 debt to debt-plus-equity ratio was 34.6 percent, decreasing 160 basis points in the quarter and cash available for corporate use was approximately $1.2 billion at quarter end. Second quarter 2013 annualized return on equity was 18.2 percent.

•	UnitedHealth Group completed the last stages of its acquisition of Amil during the second quarter, including funding the public tender offer and the delisting from the Brazilian stock exchange.

•
During the second quarter the Board of Directors increased the Company's quarterly dividend 32 percent to a rate of $1.12 per share annually, and renewed and expanded the share repurchase program with an authorization to repurchase up to 110 million shares over time. In the second quarter UnitedHealth Group repurchased nearly 13 million shares for $791 million and paid $281 million in dividends to shareholders, an increase of 29 percent year-over-year.

UnitedHealthcare provides network-based health care benefits for a full spectrum of customers and markets. UnitedHealthcare serves employers ranging from sole proprietorships to large, multi-site and national and international organizations; delivers health and well-being benefits to Medicare beneficiaries and retirees; manages health care benefit programs on behalf of state Medicaid and community programs and their participants and serves the nation's active and retired military and their families through the TRICARE program.

Quarterly Financial Performance
	Three Months Ended
	June 30,	June 30,	March 31,
	2013	2012	2013
Revenues	$28.3 billion	$25.5 billion	$28.3 billion
Earnings From Operations	$1.9 billion	$1.9 billion	$1.6 billion
Operating Margin	6.6%	7.5%	5.8%

•
UnitedHealthcare's second quarter 2013 revenues of $28.3 billion increased $2.8 billion or 11 percent year-over-year. Revenue growth was driven by an increase of 9.1 million consumers with medical benefits, including 4.4 million domestically and 4.7 million internationally. Second quarter 2013 growth of 3.0 million people was led by the initiation of services to the TRICARE West Region and growth across both public and senior health benefits.

•
Earnings from operations for UnitedHealthcare for second quarter 2013 were consistent year-over-year at $1.9 billion and the second quarter 2013 operating margin was 6.6 percent. As expected, operating margins were pressured year-over-year by funding reductions in the Medicare & Retirement business. Part D seasonality factors and effective ongoing medical cost performance contributed to margin improvement on a sequential basis in the second quarter of 2013.

UnitedHealthcare Results - Continued

UnitedHealthcare Employer & Individual

•	The number of consumers served by UnitedHealthcare Employer & Individual grew by 3.7 million over the past year, including 2.8 million people in second quarter 2013.

•
UnitedHealthcare Employer & Individual second quarter revenues of $11.2 billion decreased $417 million year-over-year, reflecting a large customer's conversion to fee-based services in first quarter 2013.

•
Market demands for choice and affordability have driven 18 percent year-over-year growth in UnitedHealthcare's consumer-directed health care products. A total of 5.7 million consumers participated in these products at June 30, 2013.

•	UnitedHealthcare's commercial medical care ratio decreased 10 basis points year-over-year to 80.7 percent in the second quarter.

UnitedHealthcare Medicare & Retirement

•	Second quarter Medicare & Retirement revenues of $11.1 billion grew $1.2 billion or 13 percent year-over-year, driven by its growth in service to Medicare beneficiaries.

•	UnitedHealthcare served 415,000 more people in Medicare Advantage in the past year, a 17 percent increase, including growth of 55,000 seniors in the second quarter of 2013.

•	Medicare Supplement grew strongly, with the number of people served increasing by 290,000 or 9 percent in the past year, including 40,000 people in the second quarter.

•	UnitedHealthcare's Medicare Part D drug plans delivered strong growth of 570,000 people year-over-year, including 90,000 in the second quarter.

UnitedHealthcare Community & State

•
Second quarter Community & State revenues of $4.5 billion increased $389 million or 10 percent year-over-year. The Company expanded Medicaid services to an additional 110,000 people year-to-date, including 45,000 people in the second quarter. The past year's net growth of 65,000 people included overall growth of 300,000 people, offset by a first quarter 2013 divestiture and a fourth quarter 2012 market exit. Second quarter new business highlights included two awards for future business in Washington state.

UnitedHealthcare International

•
UnitedHealthcare International second quarter 2013 revenues of $1.6 billion included the second full quarter from Amil, the largest health care company in Brazil. Year-to-date, UnitedHealthcare International has grown the number of people served by 260,000 to 4.7 million.

Optum is a health services business serving the broad health care marketplace, including payers, care providers, employers, governments, life sciences companies and consumers. Using advanced data analytics and technology, Optum helps improve overall health system performance: optimizing care quality, reducing costs and improving the consumer experience and care provider performance.

Quarterly Financial Performance
	Three Months Ended
	June 30,	June 30,	March 31,
	2013	2012	2013
Total Revenues	$8.8 billion	$7.3 billion	$8.4 billion
Earnings From Operations	$536 million	$320 million	$495 million
Operating Margin	6.1%	4.4%	5.9%

•
Optum total revenues of $8.8 billion for the second quarter of 2013 grew $1.5 billion or 21 percent year-over-year, led by pharmacy growth from serving new clients and the insourcing of UnitedHealthcare commercial pharmacy customers. Revenues increased by double digit percentages year-over-year in each of Optum's major businesses.

•	OptumHealth second quarter 2013 revenues of $2.4 billion grew 19 percent year-over-year, driven by expansion of clinical services and organic growth.

•
OptumInsight second quarter revenues of $781 million grew 16 percent year-over-year, led by expansion in government services, payment integrity services and provider compliance offerings. OptumInsight's quarter end revenue backlog was $4.6 billion.

•
OptumRx second quarter revenues of $5.6 billion grew 23 percent year-over-year, reflecting the expanded services for UnitedHealthcare and strong external client growth. Script volumes increased 24 percent year-over-year in the second quarter and are expected to continue to accelerate, reaching an annual run rate of more than one-half billion adjusted scripts by year end.

Optum Business Results - Continued

•
Optum's second quarter earnings from operations of $536 million increased 68 percent year-over-year and the operating margin of 6.1 percent expanded sharply from 4.4 percent in the second quarter of 2012. These results again reflect progress on Optum's plan to accelerate growth and improve margins and productivity by strengthening integration and business alignment.

•
OptumHealth second quarter 2013 earnings from operations of $225 million grew by 83 percent year-over-year due to topline growth and productivity gains, which advanced operating margins 320 basis points to 9.3 percent.

•
OptumInsight's second quarter 2013 earnings from operations of $157 million increased 65 percent year-over-year. The nearly 6 percentage point improvement in second quarter operating margin to 20.1 percent was driven by revenue growth, product mix and continuing advances in business alignment and efficiency.

•
Strong growth, pricing disciplines and further improvements in generic mix drove a 51 percent year-over-year increase in OptumRx earnings from operations to $154 million and a 50 basis point improvement in operating margins to 2.7 percent.

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a diversified health and well-being company dedicated to helping people live healthier lives and making health care work better. With headquarters in Minnetonka, Minn., UnitedHealth Group offers a broad spectrum of products and services through two distinct platforms: UnitedHealthcare, which provides health care coverage and benefits services; and Optum, which provides information and technology-enabled health services. Through its businesses, UnitedHealth Group serves more than 85 million people worldwide. For more information, visit UnitedHealth Group at www.unitedhealthgroup.com.

Earnings Conference Call
As previously announced, UnitedHealth Group will discuss the Company's results, strategy and future outlook on a conference call with investors at 8:45 a.m. Eastern time today. UnitedHealth Group will host a live webcast of this conference call from the Investors page of the Company's website (www.unitedhealthgroup.com). The webcast replay of the call will be available on the same site through August 1, 2013, following the live call. The conference call replay can also be accessed by dialing 1-800-283-4595. This earnings release and the Form 8-K dated July 18, 2013, may also be accessed from the Investors page of the Company's website.

Forward-Looking Statements
The statements, estimates, projections, guidance or outlook contained in this press release include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These statements are intended to take advantage of the “safe harbor” provisions of the PSLRA. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “forecast,” “plan,” “project,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions and trends and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors.
Some factors that could cause results to differ materially from the forward-looking statements include: our ability to effectively estimate, price for and manage our medical costs, including the impact of any new coverage requirements; the potential impact that new laws or regulations, or changes in existing laws or regulations, or their enforcement or application could have on our results of operations, financial position and cash flows, including as a result of increases in medical, administrative, technology or other costs or decreases in enrollment resulting from U.S., Brazilian and other jurisdictions' regulations affecting the health care industry; the impact of any potential assessments for insolvent payers under state guaranty fund laws; the ultimate impact of the Patient Protection and Affordable Care Act, which could materially and adversely affect our results of operations, financial position and cash flows through reduced revenues, increased costs, new taxes and expanded liability, or require changes to the ways in which we conduct business or put us at risk for loss of business; potential reductions in revenue received from Medicare and Medicaid programs, including sequestration; uncertainties regarding changes in Medicare, including potential changes in risk adjustment data validation audit and payment adjustment methodology; failure to comply with patient privacy and data security regulations; regulatory and other risks and uncertainties associated with the pharmacy benefits management industry and our ability to successfully repatriate our pharmacy benefits management business; competitive pressures, which could affect our ability to maintain or increase our market share; the impact of challenges to our public sector contract awards; our ability to execute contracts on competitive terms with physicians, hospitals and other service professionals; increases in costs and other liabilities associated with increased litigation, government investigations, audits or reviews; failure to complete or receive anticipated benefits of acquisitions and other strategic transactions, including the Amil acquisition; our ability to attract, retain and provide support to a network of independent producers (i.e., brokers and agents) and consultants; events that may adversely affect our relationship with AARP; the potential impact of adverse economic conditions on our revenues (including decreases in enrollment resulting from increases in the unemployment rate and commercial attrition) and results of operations; the performance of our investment portfolio; possible impairment of the value of our goodwill and intangible assets in connection with dispositions or if estimated future results do not adequately support goodwill and intangible assets recorded for our existing businesses or the businesses that we acquire; increases in health care costs resulting from large-scale medical emergencies; failure to maintain effective and efficient information systems or if our technology products otherwise do not operate as intended; misappropriation of our proprietary technology; our ability to obtain sufficient funds from our regulated subsidiaries or the debt or capital markets to fund our obligations, to maintain our debt to total capital ratio at targeted levels, to maintain our quarterly dividend payment cycle or to continue repurchasing shares of our common stock; the impact of fluctuations in foreign currency exchange rates on our reported shareholders' equity and results of operations; potential downgrades in our credit ratings; and failure to achieve targeted operating cost productivity improvements, including savings resulting from technology enhancement and administrative modernization.
This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain risk factors that may affect our business operations, financial condition and results of operations, in our other periodic and current filings with the Securities and Exchange Commission, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any or all forward-looking statements we make may turn out to be wrong, and can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. By their nature, forward-looking statements are not guarantees of future performance or results and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Actual future results may vary materially from expectations expressed in this press release or any of our prior communications. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements.

UNITEDHEALTH GROUP
Earnings Release Schedules and Supplementary Information
Three and Six Months Ended June 30, 2013

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Supplemental Financial Information

•	UnitedHealthcare Customer Profile

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Revenues
Premiums	$27,220	$24,609	$54,494	$49,240
Services	2,244	1,800	4,356	3,591
Products	749	678	1,500	1,366
Investment and other income	195	178	398	350
Total revenues	30,408	27,265	60,748	54,547
Operating Costs
Medical costs	22,173	20,013	44,742	39,952
Operating costs	4,825	4,080	9,439	8,176
Cost of products sold	669	620	1,351	1,254
Depreciation and amortization	340	326	676	622
Total operating costs	28,007	25,039	56,208	50,004
Earnings from Operations	2,401	2,226	4,540	4,543
Interest expense	(176)	(153)	(354)	(301)
Earnings Before Income Taxes	2,225	2,073	4,186	4,242
Provision for income taxes	(789)	(736)	(1,510)	(1,517)
Net Earnings	1,436	1,337	2,676	2,725
Less: earnings attributable to noncontrolling interest	—	—	(48)	—
Net earnings attributable to UnitedHealth Group common shareholders	$1,436	$1,337	$2,628	$2,725
Diluted earnings per share attributable to UnitedHealth Group common shareholders	$1.40	$1.27	$2.56	$2.59
Diluted weighted-average common shares outstanding	1,026	1,049	1,027	1,054

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	June 30,	December 31,
	2013	2012
Assets
Cash and short-term investments	$10,097	$11,437
Accounts receivable, net	3,674	2,709
Other current assets	6,847	6,906
Total current assets	20,618	21,052
Long-term investments	17,976	17,711
Other long-term assets	41,607	42,122
Total assets	$80,201	$80,885
Liabilities and Shareholders' Equity
Medical costs payable	$11,855	$11,004
Commercial paper and current maturities of long-term debt	1,086	2,713
Other current liabilities	13,464	13,399
Total current liabilities	26,405	27,116
Long-term debt, less current maturities	15,543	14,041
Future policy benefits	2,451	2,444
Deferred income taxes and other liabilities	3,652	3,985
Redeemable noncontrolling interest	769	2,121
Shareholders' equity	31,381	31,178
Total liabilities and shareholders' equity	$80,201	$80,885

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Six Months Ended June 30,
	2013	2012
Operating Activities
Net earnings	$2,676	$2,725
Noncash items:
Depreciation and amortization	676	622
Deferred income taxes and other	14	(55)
Share-based compensation	176	242
Net changes in operating assets and liabilities	(1,015)	2,237
Cash flows from operating activities	2,527	5,771
Investing Activities
Cash paid for acquisitions, net	(239)	(2,404)
Purchases of property, equipment and capitalized software, net	(479)	(465)
Net purchases and maturities of investments	(300)	(534)
Cash flows used for investing activities	(1,018)	(3,403)
Financing Activities
Common stock repurchases	(1,334)	(1,809)
Acquisition of noncontrolling interest shares	(1,474)	—
Customer funds administered	855	1,108
Dividends paid	(497)	(386)
Net change in commercial paper and long-term debt	(13)	995
Other, net	296	(127)
Cash flows used for financing activities	(2,167)	(219)
Effect of exchange rate changes on cash and cash equivalents	(94)	—
(Decrease) increase in cash and cash equivalents	(752)	2,149
Cash and cash equivalents, beginning of period	8,406	9,429
Cash and cash equivalents, end of period	$7,654	$11,578

UNITEDHEALTH GROUP
SUPPLEMENTAL FINANCIAL INFORMATION
(in millions)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues
UnitedHealthcare	$28,332	$25,516	$56,611	$51,049
Optum	8,839	7,301	17,250	14,632
Eliminations	(6,763)	(5,552)	(13,113)	(11,134)
Total consolidated revenues	$30,408	$27,265	$60,748	$54,547
Earnings from Operations
UnitedHealthcare	$1,865	$1,906	$3,509	$3,971
Optum (a)	536	320	1,031	572
Total consolidated earnings from operations	$2,401	$2,226	$4,540	$4,543
Operating Margin
UnitedHealthcare	6.6%	7.5%	6.2%	7.8%
Optum	6.1%	4.4%	6.0%	3.9%
Consolidated operating margin	7.9%	8.2%	7.5%	8.3%

Revenues
UnitedHealthcare Employer & Individual	$11,161	$11,578	$22,250	$23,224
UnitedHealthcare Medicare & Retirement	11,053	9,807	22,233	19,723
UnitedHealthcare Community & State	4,482	4,093	8,920	8,033
UnitedHealthcare International	1,636	38	3,208	69

OptumHealth	2,411	2,025	4,853	3,964
OptumInsight	781	671	1,554	1,342
OptumRx	5,647	4,605	10,843	9,326

(a)
Earnings from operations for Optum for the three and six months ended June 30, 2013 were $225 and $451 for OptumHealth; $157 and $306 for OptumInsight; and $154 and $274 for OptumRx, respectively. Earnings from operations for Optum for the three and six months ended June 30, 2012 were $123 and $215 for OptumHealth; $95 and $184 for OptumInsight; and $102 and $173 for OptumRx, respectively.

UNITEDHEALTH GROUP
UNITEDHEALTHCARE CUSTOMER PROFILE
(in thousands)
(unaudited)

People Served	June 30, 2013	March 31, 2013	December 31, 2012	June 30, 2012	December 31, 2011
Commercial risk-based (a)	8,130	8,135	9,340	9,345	9,550
Commercial fee-based (a)	19,030	19,165	17,585	17,075	16,320
Commercial fee-based TRICARE	2,930	—	—	—	—
Total Commercial	30,090	27,300	26,925	26,420	25,870
Medicare Advantage	2,920	2,865	2,565	2,505	2,165
Medicaid	3,940	3,895	3,830	3,875	3,600
Medicare Supplement (Standardized)	3,365	3,325	3,180	3,075	2,935
Total Public and Senior	10,225	10,085	9,575	9,455	8,700
International	4,685	4,630	4,425	—	—
Total UnitedHealthcare - Medical	45,000	42,015	40,925	35,875	34,570
Supplemental Data
Medicare Part D stand-alone	4,800	4,710	4,225	4,230	4,855

Note:
UnitedHealth Group served 89.2 million individuals across all businesses at June 30, 2013, 86.0 million at March 31, 2013, 83.7 million at December 31, 2012, 76.6 million at June 30, 2012, and 78.1 million at December 31, 2011.

(a)	2013 totals include the effect of a conversion of 1.1 million risk-based consumers of a public sector customer to a fee-based arrangement.